Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-39369 of Boykin Lodging Company on Form S-3 and Registration Statement No. 333-39259 of Boykin Lodging Company on Form S-8 of our report dated February 26, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for derivative financial instruments) appearing in this Annual Report on Form 10-K of Boykin Lodging Company for the year ended December 31, 2002.

/s/DELOITTE & TOUCHE LLP

Cleveland, Ohio
March 24, 2003